Exhibit (c)(2)

CONFIDENTIAL

PROJECT PANTHER

FAIRNESS ANALYSIS PRESENTED TO THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS

JULY 27, 2016

The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without the prior approval of Hovde Group, LLC

IMPORTANT DISCLOSURES

This Confidential Presentation, and any oral or video presentation that supplements it (the “Presentation”), have been developed by and are proprietary to Hovde Group, LLC (“Hovde”) and were prepared exclusively for the benefit and internal use of the Special Committee of independent directors of the Board of Directors (the “Special Committee”) of BBX Capital Corporation (“BBX Capital” or “the “Company”) only. Neither this presentation nor any oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Hovde. If you are not the intended recipient of this document (or a person responsible for delivering such document to the intended recipient), you are hereby notified that any disclosure, copying, distribution, as the case may be, or the taking of any action in reliance on the contents of the information contained in this document is strictly prohibited. If you have received this document in error or are not the named addressee, please notify Hovde immediately and destroy this document.

These materials, other than our written fairness opinion, were prepared for use in the context of an oral presentation to the Special Committee, and are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review and as a summary of the basis for the fairness opinion. The oral presentation by Hovde and this Presentation are subject to a number of qualifications, assumptions, and limitations as stated herein and in the fairness opinion letter.

The analyses contained herein rely upon information obtained from the Company, the prospective transaction partner, and/or from public sources, the accuracy of which has not been verified, and cannot be assured, by Hovde. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the Company and are intended only to suggest reasonable ranges of results and are otherwise incomplete without any oral or video presentation that supplements it. Accordingly, no representation or warranty, expressed or implied, is made to, and no reliance should be placed on, the accuracy, completeness or correctness of the information and estimates contained in this document. The opinions and estimates expressed herein reflect only the current judgment of Hovde based on the information provided to it by the Company, and as otherwise available to it as of the respective dates contemplated thereby.

The information contained in this Presentation is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date thereof. Events occurring and information that becomes available thereafter, could materially affect the assumptions and information used in providing the analyses contained herein. In providing the analyses herein, Hovde has assumed, without independent verification, that the representations and financial and other information provided to it by the Company and the prospective transaction partner that form a substantial basis for the valuations and analyses contained herein, are true and complete. In that regard, Hovde has assumed that the financial forecasts and other information, including, without limitation, any projections regarding financial information have been reasonably prepared by the Company and/or transaction partner, as applicable, on a basis reflecting the best currently available information and the Company’s and prospective transaction partner’s judgments and estimates. Further, Hovde has assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde has not performed a review or an appraisal of the Company’s or prospective transaction partner’s loans, investments and other assets or liabilities and has not opined on the adequacy of the Company’s or prospective transaction partner’s reserves, its or their viability or ability to operate as a going concern in any manner, or the fairness of any transaction or corporate or accounting actions or business plans that the Company or transaction partner has consummated, or may be contemplating or pursuing in the future, and nothing in this Presentation shall be construed as such. The accompanying material does not, and any opinion provided by Hovde will not (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the proposed Merger to enter into the proposed Merger versus any alternative strategy or transaction; or (ii) create any fiduciary duty on the part of Hovde to any party.

The Company shall not construe any of the information contained in this presentation as any tax, legal, regulatory, or accounting advice. The Company should seek and rely on the advice of its own independent tax, legal, and/or accounting advisors for such matters. No representation or warranty is being made hereunder by Hovde that any analyses contained herein comply with any tax or accounting rules, regulations, statements or principles, or other requirements or standards, and Hovde expressly disclaims any and all representations or warranties in connection therewith. Further, nothing contained in this Presentation is or shall be deemed to be, or construed as any advice or recommendation to the Company or any other party (including any shareholders thereof) as to whether or not the Company or any other party (including any shareholders thereof) should enter into any transaction(s), or take any impairments, charge-offs or any other accounting, corporate, investment, or financial action in connection therewith.

The analyses and other information contained in this Presentation are for internal use by the Special Committee only and are not intended, and may not be referenced or used by the Company in, or as the basis for, any reports or filings to or with any third parties (including without limitation, any public filings and/or audit reports), without the express written consent of Hovde. Hovde will not undertake to reaffirm or revise any valuations, advice or analyses or otherwise comment upon any events occurring or information that becomes available after the date of the valuation and analyses contemplated hereby.

TABLE OF CONTENTS

I Overview

II Equity Markets Overview

III Capital Structure and Ownership

IV Bluegreen Valuation Analysis

V BBX Valuation Analysis

VI Valuation Summary

VII Appendix

I OVERVIEW

OVERVIEW OF ENGAGEMENT AND PROPOSED MERGER

The Engagement

Hovde was retained by the Special Committee of BBX Capital to serve as its independent financial advisor in connection with the proposed Merger (as defined below). Specifically, Hovde has been asked to solely provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) in connection with the Merger.

The Proposed Merger

Hovde understands that BFC Financial Corporation, a Florida corporation (“BFC”), BBX Merger Subsidiary LLC, a Florida limited liability company and wholly owned subsidiary of BFC (“Merger Sub”), and BBX Capital Corporation, a Florida corporation (“BBX Capital”) are about to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which BBX Capital will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”).

Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of BFC, Merger Sub, BBX Capital or the holders of any of their respective securities, each share of the Class A common stock, par value $0.01 per share, of BBX Capital (“BBX Capital Class A Common Stock”) and the Class B common stock, par value $0.01 per share, of BBX Capital (together with BBX Capital Class A Common Stock, collectively, “BBX Capital Common Stock”) that is issued and outstanding immediately prior to the Effective Time (except for shares of BBX Capital Common Stock owned by BFC or Merger Sub and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof, either: (i) 5.40 shares of the Class A common stock, par value $0.01 per share, of BFC (the “BFC Class A Common Stock” and, together with the Class B common stock, par value $0.01 per share, of BFC, collectively, “BFC Common Stock”)(the “Per Share Stock Consideration”), or (ii) $20.00 in cash (the “Per Share Cash Consideration”). The right of such holders, at their election, to receive either the Per Share Stock Consideration or the Per Share Cash Consideration is referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

Any capitalized terms used herein and not defined shall have the definition ascribed to them in the draft Agreement dated 7/26/2016 provided by the Special Committee to Hovde

SCOPE OF ANALYSIS

During the course of our engagement and for the purposes of our analysis, and opinion, we have:

reviewed a draft of the Agreement dated July 26, 2016 (the most recent draft made available to us);

reviewed the Annual Reports on Form 10-K for each of BFC and BBX Capital for the years ended December 31, 2014 and December 31, 2015; and certain interim reports to stockholders and Quarterly Reports on Form 10-Q for each of BFC and BBX Capital for the quarter ending March 31, 2016;

reviewed certain other publicly available business and financial information concerning each of BFC, BBX Capital, and their affiliates;

reviewed certain internal information relating to the business, results of operations, financial condition and prospects of each of BFC and BBX Capital, including certain forecasts and projections relating to BFC and BBX Capital and their affiliates prepared by management of the respective entities and their affiliates;

discussed with certain members of senior management of BFC and BBX Capital, the business, results of operations, financial condition and prospects of BFC and BBX Capital and their affiliates and their assessment of the rationale for the Merger;

reviewed the relative shareholder ownership and voting interest in BBX Capital and BFC, including beneficial shareholder ownership and voting interest of BBX Capital;

reviewed the current and historical market prices and trading volumes for each of BFC’s and BBX Capital’s common stock;

compared the financial performance of each of BFC and BBX Capital and the prices and trading activity of each of BFC’s and BBX Capital’s common stock, and analyzed the financial performance of certain of BFC’s and BBX Capital subsidiaries as compared to certain other publicly-traded companies Hovde deemed comparable to such entities and their securities;

reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving companies that we considered relevant;

assessed the general economic, market and financial conditions; and

performed such other analyses, reviewed such other information and considered such other factors as Hovde deemed appropriate.

Any capitalized terms used herein and not defined shall have the definition ascribed to them in the draft Agreement dated 7/26/2016 provided by the Special Committee to Hovde

II EQUITY MARKETS OVERVIEW

EQUITY PERFORMANCE OVERVIEW

Percent Change

7/25/2016 2016 YTD One Year Three Year

Broad Market Indices

Dow Jones Industrials 18,570.9 6.58% 5.71% 19.38%

S&P 500 2,168.5 6.09 4.27 28.29

NASDAQ Composite 5,097.6 1.80 0.18 41.40

Russell 3000 2,358.0 6.42 3.46 27.16

Merger Parties

BBX $ 15.90 1.60% 0.25% 5.65%

BFCF 2.84(16.22)(18.16) 2.53

Relevant Peers and Indices

SNL US Specialty Lender 638.93(5.82)%(18.27)%(12.58) %

VOI Index1 252.54 10.09(15.35) 24.21

WYN $ 76.92 5.87(7.40) 25.29

IILG 17.91 14.73(17.01)(18.41)

VAC 79.15 38.98 (6.46) 76.99

MYCC 14.94(18.25)(36.01) NA

Source: Factset and SNL Financial

Market Data as of 7/25/2016

1) VOI Index equally weights IILG, MYCC, VAC, and WYN

BFC & BBX THREE YEAR STOCK PRICE

March 17, 2014: BFC announces special meeting of shareholders to be held on April 14, 2014 in which shareholders will vote on merger with BBX. BFC board urges shareholders to vote “for” the merger

August 30, 2013:

Earnings release for BBX and BFC. Both include detailed Bluegreen presentation

October 25, 2013: BBX and BFC announce agreement to purchase Renin for $15M

April 17, 2015: BFC announces agreement for $80M Loan from Bluegreen to finance tender offer of BBX shares

April 29, 2015:

BFC announces 6.7 million shares are tendered by shareholders – 28% oversubscribed

September 4, 2015: Alan Levan & other executives exchange BBX shares for BFC shares in order for BFC to maintain 80% ownership in BBX

November 10, 2014: BFC and BBX announce dismissal of merger litigation

December 15, 2014:

Announces termination of merger between BFC and BBX

March 17, 2015: BFC announces tender offer of $20 per BBX share

December 16, 2015: Fed Interest Rate Hike

June 23, 2016:

Brexit

$15.90

$2.84

$25.00 $20.00 $15.00 $10.00

$5.00

BBX BFC

Source: Factset and SNL Financial Market data as of 7/25/2016

BFC & BBX THREE YEAR PRICE / BOOK VALUE

March 17, 2014: BFC announces special meeting of shareholders to be held on April 14, 2014 in which shareholders will vote on merger with BBX. BFC board urges shareholders to vote “for” the merger

April 17, 2015: BFC announces agreement for $80M Loan from Bluegreen to finance tender offer of BBX shares

April 29, 2015:

BFC announces 6.7 million shares are tendered by shareholders – 28% oversubscribed

September 4, 2015: Alan Levan & other executives exchange BBX shares for BFC shares in order for BFC to maintain 80% ownership in BBX

August 30, 2013:

Earnings release for BBX and BFC. Both include detailed Bluegreen presentation

October 25, 2013: BBX and BFC announce agreement to purchase Renin for $15M

November 10, 2014: BFC and BBX announce dismissal of merger litigation

December 15, 2014:

Announces termination of merger between BFC and BBX

March 17, 2015: BFC announces tender offer of $20 per BBX share

December 16, 2015: Fed Interest Rate Hike

June 23, 2016:

Brexit

0.77x

0.62x

1.60x 1.40x 1.20x 1.00x 0.80x 0.60x 0.40x 0.20x 0.00x

BBX BFC

Source: Factset and SNL Financial Market data as of 7/25/2016

III CAPITAL STRUCTURE AND OWNERSHIP

# BBX Capital Structure

| *(Dollars in thousands, except per share values)* | December 31, 2014 | December 31, 2015 | March 31, 2016 |
|---|---|---|---|
| **Goodwill and Intangibles Assets:** | | | |
| Goodwill and Intangible Assets | $ 15,817 | $ 15,812 | $ 15,608 |
| **Notes Payable** | | | |
| Wells Fargo Capital Finance | $ 8,028 | $ 8,071 | $ 8,798 |
| Anastasia Note | 7,214 | 5,330 | 5,353 |
| Iberia Line of Credit | - | 4,997 | 4,997 |
| Centennial Bank - Hoffman's | 1,645 | 1,613 | 1,605 |
| Centennial Bank - Kencraft | - | 995 | 995 |
| Holdback Notes and Other | 1,036 | 415 | 413 |
| Total Notes Payable | $ 17,923 | $ 21,421 | $ 22,161 |
| **Shareholders' Equity** | | | |
| Preferred Stock: $0.01 par value, 10,000,000 shares authorized | $ - | $ - | $ - |
| Class A Common Stock - $0.01 par value, 25,000,000 shares authorized | 160 | 162 | 162 |
| Class B Common Stock - $0.01 par value, 1,800,000 shares authorized | 2 | 2 | 2 |
| Additional Paid-in Capital | 347,937 | 350,878 | 352,519 |
| Accumulated Deficit | (38,396) | (16,622) | (16,935) |
| Accumulated Other Comprehensive Income | 85 | 384 | 289 |
| Total Shareholders' Equity | $ 309,788 | $ 334,804 | $ 336,037 |
| Class A Shares Outstanding | 15,977,322 | 16,199,145 | 16,199,145 |
| Class B Shares Outstanding | 195,045 | 195,045 | 195,045 |
| Total Common Shares Outstanding | 16,172,367 | 16,394,190 | 16,394,190 |
| Book Value / Share | $ 19.16 | $ 20.42 | $ 20.50 |
| Tangible Book Value [1] / Share | 18.18 | 19.46 | 19.55 |

12 H

*Source: Capital IQ, SNL Financial and BBX Company Filings*

*1) Tangible book value equals book value less goodwill and intangibles*

# BFC Capital Structure

| (Dollars in thousands, except per share values) | December 31, 2014 | December 31, 2015 | March 31, 2016 |
|---|---|---|---|
| **Goodwill and Intangibles Assets:** | | | |
| Goodwill and Intangible Assets | $ 79,730 | $ 77,789 | $ 77,528 |
| **Notes Payable & Trust Preferred Securities** | | | |
| Total Notes Payable - Bluegreen | $ 129,173 | $ 101,584 | $ 97,741 |
| Total Notes Payable - BBX | 17,923 | 21,421 | 22,161 |
| Total Notes Payable | $ 147,096 | $ 123,005 | $ 119,902 |
| Trust Preferred Securities - Bluegreen | 110,827 | 110,827 | 110,827 |
| Trust Preferred Securities - Woodbridge | 85,052 | 85,052 | 85,052 |
| Total Trust Preferred | 195,879 | 195,879 | 195,879 |
| Total Notes Payable & Trust Preferred Securities | $ 342,975 | $ 318,884 | $ 315,781 |
| **Shareholders' Equity** | | | |
| Preferred Stock: $0.01 par value, 10,000,000 shares authorized | $ - | $ - | $ - |
| Class A Common Stock - $0.01 par value, 150,000,000 shares authorized | 733 | 732 | 732 |
| Class B Common Stock - $0.01 par value, 20,000,000 shares authorized | 102 | 113 | 113 |
| Additional Paid-in Capital | 142,058 | 143,231 | 146,203 |
| Accumulated Earnings | 109,660 | 232,134 | 237,616 |
| Accumulated Other Comprehensive Income | 353 | 616 | 511 |
| Total Shareholders' Equity | $ 252,906 | $ 376,826 | $ 385,175 |
| Class A Shares Outstanding | 73,307,012 | 73,211,519 | 73,211,519 |
| Class B Shares Outstanding | 10,168,105 | 11,346,336 | 11,346,336 |
| Total Common Shares Outstanding | 83,475,117 | 84,557,855 | 84,557,855 |
| Book Value / Share | $ 3.03 | $ 4.46 | $ 4.56 |
| Tangible Book Value [1] / Share | 2.07 | 3.54 | 3.64 |

*Source: Capital IQ, SNL Financial and BFC Company Filings*

*1) Tangible book value equals book value less goodwill and intangibles*

13

DIRECT AND BENEFICIAL OWNERSHIP INTEREST OF BBX CAPITAL + SUBSIDIARIES

Current Direct Ownership1

BBX Shareholders

Other than BFC BFC Financial BBX Capital

Ownership of:

BBX Capital 18.74% 81.26%

BFC Financial

Renin Holdings 19.00 81.00%

CAM 100.00

FAR 100.00

Hoffman’s 100.00

BBX Sweet 100.00

Woodbridge / Bluegreen 54.00 46.00

Current Beneficial Ownership1

BBX Shareholders

Other than BFC BFC Financial BBX Capital

Ownership of:

BBX Capital 18.74% 81.26% 100.00%

BFC Financial 0.00 100.00 0.00

Renin Holdings 15.18 84.82 81.00

CAM 18.74 81.26 100.00

FAR 18.74 81.26 100.00

Hoffman’s 18.74 81.26 100.00

BBX Sweet 18.74 81.26 100.00

Woodbridge / Bluegreen 8.62 91.38 46.00

ource: Capital IQ, BBX and BFC Company Filings and BBX and BFC Company Management

1) Ownership as of 3/31/2016

# BBX Institutional Ownership

## Top 10 Institutional Shareholders

*(Share count in thousands)*



Trishield Capital Management LLC
799.8
52.60%
BlackRock Inc.
199.8
13.14%
Dimensional Fund Advisors LP
160.4
10.55%
Gator Capital Management LLC
113.4
7.46%
Geode Capital Management LLC
63.8
4.20%
Vanguard Group Inc.
47.1
3.10%
State Street Corp.
38.5
2.53%
BNY Asset Management
34.9
2.29%
Northern Trust Global Investments
34.4
2.27%
Sterling Capital Management LLC
28.3
1.86%

| Current Shareholders | Class A Shares | % of Class A Shares Outstanding |
|---|---|---|
| **Controlling Shareholder** | | |
| BFC Financial | 13,126,396 | 81.03 % |
| **Top 15 Institutional Shareholders** | | |
| Trishield Capital Management LLC | 799,778 | 4.94 % |
| BlackRock Inc. | 199,814 | 1.23 |
| Dimensional Fund Advisors LP | 160,442 | 0.99 |
| Gator Capital Management LLC | 113,375 | 0.70 |
| Geode Capital Management LLC | 63,779 | 0.39 |
| Vanguard Group Inc. | 47,145 | 0.29 |
| State Street Corp. | 38,453 | 0.24 |
| BNY Asset Management | 34,865 | 0.22 |
| Northern Trust Global Investments | 34,442 | 0.21 |
| Sterling Capital Management LLC | 28,261 | 0.17 |
| TIAA | 22,757 | 0.14 |
| John Deere Pension Trust | 11,524 | 0.07 |
| Apollo Global Management LLC | 5,873 | 0.04 |
| California State Teachers' Retirement System | 5,850 | 0.04 |
| Lincoln Investment Advisors Corp. | 4,108 | 0.03 |
| | 1,570,466 | 9.70 |
| Total Institutional Shareholders | 1,593,122 | 9.83 % |
| Other Shareholders | 1,479,627 | 9.13 |
| Total Outstanding | 16,199,145 | |
| Options Outstanding | 7,016 | |
| Restricted Stock Awards | 1,429,152 | |

*Source: Capital IQ*
*Share count as of 7/25/2016*
*Note: Excludes 195,045 shares of Class B Shares owned by BFC Financial*

15

# BBX-BFC Cross-Ownership Analysis

| Holder | BBX Capital Corporation: Class A Shares | BBX Capital Corporation: Class B Shares | BBX Capital Corporation: Economic Interest (%) | BBX Capital Corporation: Voting Control (%) | BFC Financial Corporation: Class A Shares | BFC Financial Corporation: Class B Shares | BFC Financial Corporation: Economic Interest (%) | BFC Financial Corporation: Voting Control (%) | Beneficial BBX Ownership: Beneficial BBX Class A Ownership | Beneficial BBX Ownership: Beneficial BBX Class B Ownership | Beneficial BBX Ownership: Beneficial BBX Economic Interest (%) | Beneficial BBX Ownership: Beneficial BBX Voting Control (%) |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| BFC Financial Corporation (OTCPK:BFCF) | 13,126,396 | 195,045 | 81.26 | 89.95 | | | | | | | | |
| Abdo, John E. | 56,501 | - | 0.34 | 0.18 | 3,503,026 | 5,488,224 | 10.19 | 34.68 | 1,394,449 | 19,881 | 8.61 | 31.38 |
| Levan Partners LLC | - | - | - | - | 5,011,048 | 707,882 | 6.48 | 5.80 | 851,008 | 12,645 | 5.25 | 5.22 |
| Trishield Capital Management LLC | 799,778 | - | 4.88 | 2.62 | 3,821,100 | - | 4.33 | 1.11 | 1,368,379 | 8,449 | 8.45 | 3.62 |
| Wertheim O.D., Herbert A. | - | - | - | - | 3,968,157 | 416,448 | 4.97 | 3.71 | 652,453 | 9,695 | 4.03 | 3.34 |
| Dvorkin, Howard S. | - | - | - | - | 3,695,245 | - | 4.19 | 1.08 | 549,873 | 8,171 | 3.39 | 0.97 |
| Levan, Alan B. | 18,604 | - | 0.11 | 0.06 | 1,507,045 | 2,115,822 | 4.11 | 13.41 | 557,707 | 8,011 | 3.44 | 12.13 |
| Knightsbridge Asset Management LLC | - | - | - | - | 3,275,690 | - | 3.71 | 0.95 | 487,441 | 7,243 | 3.01 | 0.86 |
| Wise, Seth M. | 12,043 | - | 0.07 | 0.04 | 556,337 | 1,107,217 | 1.89 | 6.95 | 259,589 | 3,678 | 1.60 | 6.29 |
| Levan, Jarett S. | 12,346 | - | 0.08 | 0.04 | 385,796 | 1,108,815 | 1.69 | 6.91 | 234,752 | 3,305 | 1.45 | 6.26 |
| Florida Partners Corp. | - | - | - | - | 1,270,294 | 133,314 | 1.59 | 1.19 | 208,865 | 3,104 | 1.29 | 1.07 |
| Dimensional Fund Advisors LP | 160,442 | - | 0.98 | 0.52 | 107,381 | - | 0.12 | 0.03 | 176,421 | 237 | 1.09 | 0.55 |
| BlackRock, Inc. (NYSE:BLK) | 199,814 | - | 1.22 | 0.65 | - | - | - | - | 199,814 | - | 1.23 | 0.65 |
| Grelle, John K. | - | - | - | - | 132,595 | - | 0.15 | 0.04 | 19,731 | 293 | 0.12 | 0.03 |
| Boston Private Wealth LLC | - | - | - | - | 115,007 | - | 0.13 | 0.03 | 17,114 | 254 | 0.11 | 0.03 |
| Gator Capital Management, LLC | 113,375 | - | 0.69 | 0.37 | - | - | - | - | 113,375 | - | 0.70 | 0.37 |
| Geode Capital Management, LLC | 63,779 | - | 0.39 | 0.21 | - | - | - | - | 63,779 | - | 0.39 | 0.21 |
| Nicholson, William R. | 2,394 | - | 0.01 | 0.01 | 60,173 | - | 0.07 | 0.02 | 11,348 | 133 | 0.07 | 0.02 |
| Levy, Joel | - | - | - | - | 61,558 | - | 0.07 | 0.02 | 9,160 | 136 | 0.06 | 0.02 |
| Levy Ph.D., Alan J. | - | - | - | - | 51,783 | - | 0.06 | 0.02 | 7,706 | 114 | 0.05 | 0.01 |
| Dornbush Esq., Darwin C. | - | - | - | - | 50,087 | - | 0.06 | 0.01 | 7,453 | 111 | 0.05 | 0.01 |
| The Vanguard Group, Inc. | 47,145 | - | 0.29 | 0.15 | - | - | - | - | 47,145 | - | 0.29 | 0.15 |
| Lopez CPA, Raymond S. | 10 | - | 0.00 | 0.00 | - | 39,000 | 0.04 | 0.24 | 5,813 | 86 | 0.04 | 0.22 |
| State Street Global Advisors, Inc. | 38,453 | - | 0.23 | 0.13 | - | - | - | - | 38,453 | - | 0.24 | 0.13 |
| BNY Mellon Asset Management | 34,865 | - | 0.21 | 0.11 | - | - | - | - | 34,865 | - | 0.22 | 0.11 |
| Northern Trust Global Investments | 34,442 | - | 0.21 | 0.11 | - | - | - | - | 34,442 | - | 0.21 | 0.11 |
| Holzmann Ph.D., Oscar J. | - | - | - | - | 13,138 | 20,290 | 0.04 | 0.13 | 4,974 | 74 | 0.03 | 0.12 |
| Sterling Capital Management LLC | 28,261 | - | 0.17 | 0.09 | - | - | - | - | 28,261 | - | 0.17 | 0.09 |
| Teachers Insurance and Annuity Association of America | 22,757 | - | 0.14 | 0.07 | - | - | - | - | 22,757 | - | 0.14 | 0.07 |
| Levan, Susie C. | - | - | - | - | 11,440 | 1,200 | 0.01 | 0.01 | 1,881 | 28 | 0.01 | 0.01 |
| William Blair Investment Management, LLC | - | - | - | - | 12,500 | - | 0.01 | 0.00 | 1,860 | 28 | 0.01 | 0.00 |
| Other BBX Shareholders | 1,352,365 | - | 8.25 | 4.42 | - | - | - | - | 1,352,365 | - | 8.35 | 4.42 |
| Other BFC Shareholders | - | - | - | - | 47,883,419 | 1,580,716 | 56.07 | 23.65 | 7,360,537 | 109,370 | 45.44 | 21.27 |
| **Total** | **16,199,145** | **195,045** | **100.00** | **100.00** | **75,492,819** | **12,718,928** | **100.00** | **100.00** | **16,199,145** | **195,045** | **100.00** | **100.00** |

16 H

*Source: Capital IQ*
*Share count as of 7/25/2016*

IV BLUEGREEN VALUATION ANALYSIS

BLUEGREEN VALUATION METHODOLOGY

Hovde utilized the following methodologies to determine a range of values for Bluegreen:

Market Approach

Select Public Companies Analysis

Hovde selected four (4) publicly traded companies that it deemed relevant to its analysis.

Hovde analyzed financial performance of each of the selected public companies and then analyzed their respective trading multiples.

Hovde analyzed a number of factors in comparing Bluegreen to the selected public companies, including historical and forecasted growth in revenue and profits, profit margins, and other characteristics that we deemed relevant.

None of the companies utilized for comparative purposes in the following analysis are directly comparable to Bluegreen. Hovde does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Bluegreen and the proposed Merger cannot rely solely upon a quantitative review of the selected companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Bluegreen. Therefore, the Selected Public Companies Analysis is subject to certain limitations.

SELECT PUBLIC COMPANIES ANALYSIS

(Dollars in millions, except per share values) % of Net Debt Adjusted LTM2 Adjusted 2016 Estimates3

52 Wk Div. Payout Market to Mkt Net Net Compa Ticker Price High Yield Ratio Cap EV1 Cap EBITDA EBIT Income EBITDA EBIT Income

WYN $ 77. 0 91.11% 2. 59% 32.7% $8,621. 4 $ 11,612. 4 34.7% $ 1,176.0 $936. 0 $586. 0 $ 1,303.8 $ 1,052.8 $ 642.7

4, 5

IILG 17.94 81.62 2.72 38.1 2,307.1 2,738.1 20.1 157.5 137.7 70.2 337.0 304.0 119.69

VAC 79.27 90.13 1.57 27.5 2,139.2 2,001.2 (6.5) 253.4 229.5 115.4 259.7 285.4 132.48

6, MYCC 7 14.91 62.18 3. 46 NM 977.5 1,985.3 102.0 196.0 90.5 (7.9) 247.0 117.0 NA

$ 143.1 $ 133.8 $ 83.5 $ 151.4 $ 141.2 $ 78.1

Source: Capital IQ and BBX and BFC Company Filings

Note: The above companies may not be comparable to Bluegreen and publicly available information may not be calculated on the same basis as Bluegreen

1) Enterprise Value is adjusted for securitized vacation ownership debt, in line with industry standards

2) LTM Financial Data as of 3/31/2016; EBITDA and EBIT are adjusted for interest related to securitized vacation ownership debt, in line with industry standards

3) 2016 Financial Data Estimates as of 7/25/2016; EBITDA and EBIT are adjusted for interest related to securitized vacation ownership debt, in line with industry standards

4) IILG 2016 Estimates from MKM Partners and Oppenheimer IILG equity research reports dated 4/14/2016 and 3/9/2016, respectively

5) IILG acquired Vistana in a transaction that closed 5/11/2016

6) Bluegreen LTM Financial Data derived from BBX and BFC SEC Filings luegreen 2016 Financial Data Estimates provided by BBX Company Management

19)

# SELECT PUBLIC COMPANIES ANALYSIS (CONT'D)

| *(Dollars in millions)* | Adjusted LTM Multiples[1] | | | Adjusted 2016E Multiples[2] | | |
|---|---|---|---|---|---|---|
| Company | EV / LTM EBITDA | EV / LTM EBIT | P / LTM Earnings | EV / '16E EBITDA | EV / '16E EBIT | P / '16E Earnings |
| Wyndham Worldwide | 9.87 x | 12.41 x | 15.39 x | 8.91 x | 11.03 x | 13.27 x |
| Interval Leisure Group[3] | 17.39 | 19.89 | 14.54 | 8.12 | 9.01 | 17.20 |
| Marriott Vacation Club | 7.90 | 8.72 | 18.95 | 7.70 | 7.01 | 15.87 |
| ClubCorp | 10.13 | 21.93 | NM | 8.04 | 16.96 | NA |
| **Minimum** | **7.90 x** | **8.72 x** | **14.54 x** | **7.70 x** | **7.01 x** | **13.27 x** |
| **25th Percentile** | **8.39** | **9.64** | **14.54** | **7.79** | **7.51** | **13.27** |
| **Median** | **10.00** | **16.15** | **15.39** | **8.08** | **10.02** | **15.87** |
| **75th Percentile** | **15.57** | **21.42** | **18.95** | **8.71** | **15.48** | **17.20** |
| **Maximum** | **17.39** | **21.93** | **18.95** | **8.91** | **16.96** | **17.20** |
| Bluegreen Vacations | **$ 143.1** | **$ 133.8** | **$ 83.5** | **$ 151.4** | **$ 141.2** | **$ 78.1** |
| **Implied Enterprise Value (Median)** | **$ 1,431.2** | **$ 2,160.2** | **$ 1,394.5** | **$ 1,223.4** | **$ 1,414.6** | **$ 1,347.8** |
| **Less: Net Debt[4,5]** | **60.0** | **60.0** | **60.0** | **60.0** | **60.0** | **60.0** |
| **Less: Minority Interest[6]** | **48.7** | **48.7** | **48.7** | **48.7** | **48.7** | **48.7** |
| **Implied Market Capitalization[7]** | **$ 1,322.42** | **$ 2,051.45** | **$ 1,285.78** | **$ 1,114.64** | **$ 1,305.85** | **$ 1,239.09** |

*Source: Capital IQ*
*Market data as of 7/25/2016; Financial data as of 3/31/2016*
*1) LTM Financial Data as of 3/31/2016; EBITDA and EBIT are adjusted for interest related to securitized vacation ownership debt, in line with industry standards*
*2) 2016 Financial Data Estimates as of 7/25/2016; EBITDA and EBIT are adjusted for interest related to securitized vacation ownership debt, in line with industry standards*
*3) IILG 2016E multiples estimated calculated from projections provided by MKM Partners and Oppenheimer dated 4/14/2016 and 3/9/2016, respectively; IILG acquired Vistana in a transaction that closed 5/11/2016*
*4) Net Debt and minority interest derived from public filings for BBX and BFC and projections provided by BBX Company Management*
*5) Net Debt includes notes and mortgage notes payable and other borrowings and junior subordinated debentures less non-restricted cash*
*6) Minority interest is noncontrolling interest in Big Cedar joint venture*
*7) Implied Market Capitalization is enterprise value less net debt and minority interest*

20 | H

V BBX VALUATION ANALYSIS

BBX VALUATION METHODOLOGY

Hovde utilized the following methodologies to determine a range of values for BBX:

Market Approach

Exchange Ratio and Valuation Based on Relative Book Value

Based on the relative book value of BBX and BFC at March 31, 2016 and each company’s volume weighted average price over 5, 20, 30, 60, 90, 180, and 360 days. Hovde calculated the implied per share values for BBX as well as implied exchange ratios between BBX and BFC

Exchange Ratio and Valuation Based on Relative Volume Weighted Stock Prices

Based on volume weighted average prices over 5, 20, 30, 60, 90, 180, and 360 days. Hovde calculated implied per share values for BBX as well as implied exchange ratios between BBX and BFC assuming BFC’s closing stock price of $2.84 as of July 25, 2016 Comparable Transactions

Majority Shareholder Purchasing Remaining Interest in BBX Capital

Hovde compared BFC’s cash offer of $20 per BBX share to the premium to market paid one day, one week, and one month prior to announcement by majority shareholders in similar transactions

Exchange ratio and valuation based on implied Bluegreen market valuation

Asset Value Approach

Sum-of-the-Parts Valuation

Hovde estimated the implied value of BBX by analyzing individual parts of BBX and BFC

Bluegreen: Based on a market approach Hovde estimated the implied value of Bluegreen (See Bluegreen Valuation Methodology)

Real Estate Owned: Hovde estimated the implied value of real estate owned in two manners: (1) the carrying value of real estate owned as provided by management, and (2) the appraised value of real estate owned as provided by management

Real Estate Development and Joint Ventures: Hovde estimated the implied value of real estate development and joint ventures in two manners: (1) the carrying value of real estate owned as provided by management, and (2) based on discounting future cash flows by management’s 15% IRR hurdle for such projects

Other Holdings: Hovde assumed other holdings of BBX and BFC to be valued at book value

Note: The implied values resulting from these methodologies may not represent the actual price, or the highest or best price, that could be obtained by BBX in the Merger or in a sale, merger, combination, or other corporate transaction with a third party. Expenses and operating results were not considered other than for Bluegreen. Taxes on sale or liquidation were not considered for any entity. The values indicated herein were not intended to be a standalone valuation of BBX.

RELATIVE BOOK VALUE—IMPLIED EXCHANGE RATIO AND BBX VALUATION

$15.00 5.00x $14.50 4.90x $14.00 $13.52 4.80x $13.50 4.70x $13.00 4.76x $12.77 4.60x

Share $12.47 $12.60 $12.59 per $12.50 $12.03 $12.18 4.50x Exchange $11.86 $12.00 4.50x 4.40x

4.44x 4.43x

Value $11.50 4.39x 4.30x Ratio $11.00 4.29x 4.20x

4.24x $10.50 4.18x 4.10x $10.00 4.00x

Volume Weighted Average Price

Book Value Per Share

BFC BBX Exchange Ratio

3/31/2016 $4.56 $20.50 4.50 x

Implied BBX Implied BFC VWAP Value Per Share1 Exchange Ratio2

7/25/2016 $2.84 $12.77 4.50 x

5 Day 2.80 12.59 4.43

20 Day 2.80 12.60 4.44

30 Day 2.71 12.18 4.29

60 Day 2.64 11.86 4.18

90 Day 2.68 12.03 4.24 180 Day 2.77 12.47 4.39 360 Day 3.01 13.52 4.76

Implied BBX Value Per Share Range1 $11.86—$13.52 Implied Exchange Ratio Range2 4.18x—4.76x

Source: Factset and BBX and BFC Company Filings Market data as of 7/25/2016; Financial Data as of 3/31/2016

1) Implied BBX Value Per Share equals BFC VWAP multiplied by the Exchange Ratio; Values are rounded to the nears one cent

2) Implied Exchange Ratio equals Implied BBX Value Per Share divided by BFC closing stock price of $2.84 as of 7/25/2016; Values are rounded to the nears one-hundredth

VOLUME WEIGHTED PRICE – IMPLIED EXCHANGE RATIO AND BBX VALUATION

$20.00 5.60x 5.70x

5.60x 5.58x

5.54x 5.60x $18.00 5.46x 5.49x 5.50x $15.89 $15.83 $15.90 $16.00 $15.74 $15.51 $15.59 5.40x Share $14.53 $14.65 per $14.00 5.30x Exchange

5.20x

Value $12.00 5.16x 5.10x Ratio

5.12x 5.00x $10.00

4.90x

$8.00 4.80x

Volume Weighted Average Price

VWAP Volume Implied Implied BBX BBX BFC BBX BFC Exchange Ratio1 Value Per Share2 BFC Stock Price as of 7/25/2016 $2.84

5 Day $15.62 $2.80 18,190 199,921 5.58 x $15.83

20 Day 15.39 2.80 63,244 554,381 5.49 15.59

30 Day 14.80 2.71 168,702 929,626 5.46 15.51

60 Day 14.77 2.64 298,015 2,319,117 5.60 15.89

90 Day 14.84 2.68 417,537 3,515,355 5.54 15.74 180 Day 14.31 2.77 980,345 6,781,971 5.16 14.65 360 Day 15.38 3.01 2,575,019 12,784,612 5.12 14.53

Implied BBX Value Per Share Range2 $14.53—$15.89 Implied Exchange Ratio Range1 5.12x—5.60x

Source: Factset

Market data as of 7/25/2016

1) Implied Exchange Ratio equals BBX volume weighted average price divided by BFC volume weighted average price; Values are rounded to the nearest one-hundredth

2) Implied BBX Value Per Share equals BFC Stock Price multiplied by the Exchange Ratio; BFC closing stock price of $2.84 as of 7/25/2016; Values are rounded to the nearest one cent

# SELECT TRANSACTIONS: MAJORITY SHAREHOLDER PURCHASING REMAINING SHARES[1]

*(dollars in millions, except per share data)*

| Data Announced | Target | Acquirer | Deal Value | LTM Tot. Rev.[1] | LTM EBITDA[1] | Percent Sought | % Premium to Market 1 Day | % Premium to Market 1 Week | % Premium to Market 1 Month |
|---|---|---|---|---|---|---|---|---|---|
| 5/31/2016 | Rose Rock Midstream LP | SemGroup Corp. | $ 391.46 | $ 901.83 | $ 70.95 | 43.80 % | 0.01 % | 0.42 % | 60.01 % |
| 3/7/2016 | National Interstate Corp. | Multiple | 311.23 | 633.49 | NA | 48.90 | 41.53 | 43.76 | 30.61 |
| 1/15/2016 | Synutra International, Inc. | Beams Power Investment Ltd. | 125.22 | 389.10 | 79.5 | 37.05 | 54.31 | 48.49 | 21.11 |
| 1/29/2015 | Books-A-Million, Inc. | Books-A-Million, Inc. /Management/ | 21.69 | 470.03 | 17.7 | 43.32 | 91.18 | 92.31 | 101.11 |
| 12/2/2014 | QEP Midstream Partners LP | Tesoro Logistics LP | 381.70 | 121.60 | 90.6 | 42.20 | 10.67 | (0.97) | (4.24) |
| 10/1/2014 | Oiltanking Partners LP | Enterprise Products Partners LP | 1,385.50 | 255.58 | 175.1 | 33.98 | (1.09) | (2.06) | (0.00) |
| 5/7/2013 | Pioneer Southwest Energy Partners LP | Pioneer Natural Resources Co. | 694.13 | 182.80 | 106.3 | 47.60 | 57.05 | 55.85 | 67.69 |
| 6/16/2011 | C&D Technologies, Inc. | Angelo, Gordon & Co. LP | 52.05 | 358.44 | 17.5 | 35.00 | 18.33 | 17.47 | 28.29 |
| 2/23/2011 | Duncan Energy Partners LP | Enterprise Products Partners LP | 1,051.06 | 1115.10 | 270.4 | 41.50 | 34.59 | 34.43 | 36.69 |
| 8/26/2010 | Wesco Financial Corp. | Berkshire Hathaway, Inc. | 545.48 | 745.87 | 52.3 | 19.90 | 18.55 | 18.10 | 14.58 |
| | **BBX Capital** | | | | | | **25.79 %** | **28.21 %** | **38.41 %** |

| | 1 Day | 1 Week | 1 Month |
|---|---|---|---|
| **Minimum** | **(1.09) %** | **(2.06) %** | **(4.24) %** |
| **25th Percentile** | **8.00** | **0.07** | **10.94** |
| **Median** | **26.57** | **26.26** | **29.45** |
| **75th Percentile** | **51.11** | **47.31** | **54.18** |
| **Maximum** | **91.18** | **92.31** | **101.11** |
| **BBX Stock Price** | **$15.90** | **$15.60** | **$14.45** |
| **Implied Per Share Value** | | | |
| **Minimum** | **$15.73** | **$15.28** | **$13.84** |
| **25th Percentile** | **17.17** | **15.61** | **16.03** |
| **Median** | **20.13** | **19.70** | **18.71** |
| **75th Percentile** | **24.03** | **22.98** | **22.28** |
| **Maximum** | **30.40** | **30.00** | **29.06** |

*Source: Factset and Capital IQ*
*Transaction Market Data as of date of announcement; BBX Capital Market Data as of 7/25/2016*
*1) Includes deals in which a majority shareholder sought to acquire the remaining minority interest in the target company; excludes deals with the following criteria: (a) target revenue greater than $1.5 billion; (b) target LTM EBITDA less than $0; (c) tender offers; (d) short-form mergers; (e) deals in which the percent sought is less than 10%, (f) deals for which target financial information is unavailable; (g) deals in which premium-to-market information is unavailable or not meaningful*

25 | H

# Relative Valuation Based on Implied Bluegreen Market Valuation

- Hovde analyzed the implied market valuation of Bluegreen based on the market capitalizations of BBX and BFC and the relative ownership of Bluegreen by each company.
- Based solely on the market prices of BBX and BFC and each company's respective ownership of Bluegreen, Hovde estimated implied values of Bluegreen based on the current trading prices of BBX and BFC and assuming Bluegreen comprised between 50% and 100% of the overall equity value of each company.
  - Since the market ascribed more value to Bluegreen within BBX's public stock price, we estimated the market capitalization of BFC using Bluegreen's value within BBX's stock price. This allows for an apples-to-apples comparison of the value of Bluegreen within BBX and BFC's stock prices; however, it does not address the different capitalization structures or other business operations BFC and BBX, respectively, which could materially affect the stock values.

| Current Market Values | BBX | BFC |
|---|---|---|
| Current Price Per Share | $15.90 | $2.84 |
| Shares Outstanding[1] | 16,394,190 | 88,211,747 |
| Current Market Capitalization (mm) | $257.6 | $250.5 |
| Ownership of Bluegreen[2] | 46.0% | 91.4% |

**Implied Market Value of Bluegreen Based on Percentage of Market Capitalization ($mm)**

| Bluegreen as % of Mkt Cap | BBX - Bluegreen | BFC - Bluegreen | Grossed-Up BFC Mkt Cap |
|---|---|---|---|
| 100.0% | $559.9 | $274.2 | $511.7 |
| 75.0% | $419.9 | $205.6 | $383.7 |
| 50.0% | $280.0 | $137.1 | $255.8 |

**Estimated Prices Per Share Assuming Gross-Up of Bluegreen Value**

| Bluegreen as % of Mkt Cap | BBX Price Per Share | Implied BFC Price Per Share | Implied Exchange Ratios | Implied Per Share BBX Valuation |
|---|---|---|---|---|
| 100.0% | $15.90 | $5.80 | 2.74x | $7.79 |
| 75.0% | $15.90 | $4.35 | 3.66x | $10.38 |
| 50.0% | $15.90 | $2.90 | 5.48x | $15.57 |

| | |
|---|---|
| **Implied BBX Value Per Share Range** | **$7.64 - $15.28** |
| **Implied Exchange Ratio Range** | **2.74x - 5.48x** |

*Source: Capital IQ*
*Market data as of 7/25/2016*
*1) BBX and BFC shares outstanding as of 7/25/2016; includes both Class A and Class B shares*
*2) Ownership of Bluegreen includes both direct ownership and indirect ownership; BFC owns 54.0% of Bluegreen directly and 81.3% of BBX directly; BBX owns 46.0% of Bluegreen directly; BFC ownership of Bluegreen through direct and indirect ownership equals 91.4%*

26 | H

# Sum-Of-The-Parts Analysis

| | | BBX | | | | | BFC | | | |
|---|---|---|---|---|---|---|---|---|---|---|
| | | Low Range | | High Range | | | Low Range | | High Range | |
| | BBX Ownership Interest | Total Equity Value | BBX Equity Value | Total Equity Value | BBX Equity Value | BFC Ownership Interest | Total Equity Value | BFC Equity Value | Total Equity Value | BFC Equity Value |
| Book Value as of 3/31/2016 | | | $ 336.0 | | $ 336.0 | | | $ 385.2 | | $ 385.2 |
| Bluegreen | 46.0 % | | | | | 91.4 % | | | | |
| 25th Percentile EV/ EBITDA Multiple[1] | | $ 1,070.3 | $ 492.3 | $ - | $ - | | $ 1,070.3 | $ 978.1 | $ - | $ - |
| 75th Percentile EV/ EBITDA Multiple[1] | | - | - | 1,210.1 | 556.6 | | - | - | 1,210.1 | 1,105.9 |
| Less: Carrying Value | | (250.1) | (115.1) | (250.1) | (115.1) | | (250.1) | (228.6) | (250.1) | (228.6) |
| Bluegreen Adjustment | | $ 820.1 | $ 377.3 | $ 960.0 | $ 441.6 | | $ 820.1 | $ 749.5 | $ 960.0 | $ 877.3 |
| Real Estate Owned | 100.0 % | | | | | 81.3 % | | | | |
| Value Based on Carrying Value[2] | | $ 65.1 | $ 65.1 | $ - | $ - | | $ 65.1 | $ 52.9 | $ - | $ - |
| Value Based on Appraised Value[2] | | - | - | 94.7 | 94.7 | | - | - | 94.7 | 77.0 |
| Less: Carrying Value | | (65.1) | (65.1) | (65.1) | (65.1) | | (65.1) | (52.9) | (65.1) | (52.9) |
| Real Estate Owned Adjustment | | $ - | $ - | $ 29.6 | $ 29.6 | | $ - | $ - | $ 29.6 | $ 24.1 |
| Real Estate Development & Joint Ventures | 100.0 % | | | | | 81.3 % | | | | |
| Value Based on Carrying Value[3] | | $ 50.8 | $ 50.8 | $ - | $ - | | $ 50.8 | $ 41.2 | $ - | $ - |
| Value Based on Projected Cash Flows[3] | | - | - | 96.9 | 96.9 | | - | - | 96.9 | 78.7 |
| Less: Carrying Value | | (50.8) | (50.8) | (50.8) | (50.8) | | (50.8) | (41.2) | (50.8) | (41.2) |
| Real Estate Dev. & JV Adjustment | | $ - | $ - | $ 46.1 | $ 46.1 | | $ - | $ - | $ 46.1 | $ 37.5 |
| Total Equity Value | | $ 820.1 | $ 713.3 | $ 1,035.7 | $ 853.3 | | $ 820.1 | $ 1,134.7 | $ 1,035.7 | $ 1,324.0 |
| Shares Outstanding[4] | | | 16.4 | | 16.4 | | | 84.6 | | 84.6 |
| **Implied Value Per Share** | | | **$ 43.51** | | **$ 52.05** | | | **$ 13.42** | | **$ 15.66** |
| **Implied Relative Valuation** | | | **3.24 x** | | **3.32 x** | | | | | |
| **Implied BBX Value Per Share (BFC Current Price[5] X Exchange Ratio)** | | | **$ 9.11** | | **$ 9.34** | | | | | |

*Source: BBX and BFC Company Financials and BBX and BFC Company Management*
*Note: Book Value assumed for holdings not shown in Sum-Of-The-Parts analysis for BBX and BFC*
*1) Bluegreen Equity Value based on  Percentile EV / '16E EBITDA Multiple from Public Comp. Analysis*
*2) BBX and BFC Carrying Value / Appraised Value of Real Estate Owned provided by BBX and BFC Company Management; as of 3/31/2016*
*3) BBX and BFC Carrying Value of Real Estate Development Projects provided by BBX and BFC Company Management; Value based on projected cash flows assumes a 15% discount rate (management's hurdle rate for such projects; as of 3/31/2016)*
*4) BBX and BFC shares outstanding as of 3/31/2016; includes both Class A and Class B shares*
*5) BFC closing stock price of $2.84 as of 7/25/2016*

27 | H

VI VALUATION SUMMARY

# Per Share Stock Consideration Analysis

| Pricing Event | BFCF Stock Price[1] | Price Change Sensitivity | Fixed Exchange Ratio | Implied BBX Value per Share[1] | Notes |
|---|---|---|---|---|---|
| **Per Share Cash Consideration** | **$3.70** | **30.41 %** | **5.40x** | **$20.00** | **BFC Per Share Price Cash Consideration of $20.00** |
| | 3.83 | 35.00 | 5.40 | 20.70 | |
| BFCF 52wk High (10/22/2015) | 3.80 | 33.80 | 5.40 | 20.52 | |
| | 3.69 | 30.00 | 5.40 | 19.94 | |
| | 3.55 | 25.00 | 5.40 | 19.17 | |
| | 3.41 | 20.00 | 5.40 | 18.40 | |
| | 3.27 | 15.00 | 5.40 | 17.64 | |
| | 3.12 | 10.00 | 5.40 | 16.87 | |
| | 2.98 | 5.00 | 5.40 | 16.10 | |
| | **2.94** | **3.68** | **5.40** | **15.90** | **Implied BFCF Per Share Price Based on BBX Market Value as of 7/25** |
| **BFCF Closing Price (07/25/16)** | **2.84** | **0.00** | **5.40** | **15.34** | **Per Share Stock Consideration based on BFCF Market Value as of 7/25** |
| | 2.70 | (5.00) | 5.40 | 14.57 | |
| | 2.56 | (10.00) | 5.40 | 13.80 | |
| BFCF 52wk Low (2/23/2016) | 2.50 | (11.97) | 5.40 | 13.50 | |
| | 2.41 | (15.00) | 5.40 | 13.04 | |
| | 2.27 | (20.00) | 5.40 | 12.27 | |
| | 2.13 | (25.00) | 5.40 | 11.50 | |
| | 1.99 | (30.00) | 5.40 | 10.74 | |
| | 1.85 | (35.00) | 5.40 | 9.97 | |
| | 1.70 | (40.00) | 5.40 | 9.20 | |

*Data as of 7/25/2016*
*We note that, as of the date of this presentation, the aggregate market price of the Per Share Stock Consideration is substantially less than the value of the Per Share Cash Consideration. Under the Agreement, a holder of a No-Election Share will receive the Per Share Cash Consideration. We assume that a holder of BBX Capital Common Stock who elects to receive the Per Share Stock Consideration is willing and able to accept the risk that the Per Share Stock Consideration might not be equal to or exceed, and might be substantially less than, the value of the Per Share Cash Consideration at the time of the Merger or at any time in the future.*
*1) Values are rounded to the nearest one cent*

29 | H

BBX VALUATION SUMMARY

$35.00

$30.40 $30.00 $30.00 $29.06

$25.00 Per Share Cash Consideration: $20.00 $20.00 $15.90 $15.28 $15.00 $15.73 $15.28 $13.52 $14.53 $13.84 $11.86 $10.00 $9. `34

$9.11

$7.64

$5.00

1 Day 1 Week 1 Month Book Value VWAP Market Value Sum-Of-The-Parts

Market Premium1 Relative

Data as of 7/25/2016

1) Market Premium reflects BBX closing stock price as of 7/25/2016 X one plus the minimum and maximum premium paid from Majority Shareholder Purchasing Remaining Shares analysis

BBX EXCHANGE RATIO SUMMARY

6.00x

Per Share Stock

5.60x

5.48x Consideration

5.40x

5.00x 5.12x

4.76x

4.18x

4.00x

3.32x

3.24x

3.00x

2.74x

2.00x

Book Value VWAP Market Value Sum-Of-The-Parts

Relative

Data as of 7/25/2016

VII APPENDIX: ASSUMPTIONS, QUALIFICATIONS, AND LIMITING CONDITIONS

ASSUMPTIONS, QUALIFICATIONS, AND LIMITING CONDITIONS

If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered.

Assumptions and Reliance – In performing its analyses with respect to the proposed Merger, Hovde, with the Special Committee’s consent and without independent verification:

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including BBX Capital and BFC’s management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

Relied upon the fact that the Special Committee, the Board of Directors and BBX Capital have been advised by counsel as to all legal matters with respect to the proposed Merger, including whether all procedures required by law to be taken in connection with the proposed Merger have been (or will be) duly, validly and timely taken;

Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the management projections of each of BBX

Capital and BFC and their affiliates, furnished to Hovde were reasonably prepared and based upon the best currently available information and good faith judgement of the person furnishing the same, and Hovde has relied upon such estimates, evaluations, forecasts and projections in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

Assumed that (i) the management projections are each of BFCs and BBX Capital’s most current financial projections available and are considered by the management of each of the same to be its best estimates of such parties’ future financial performance and financial results, subject to the uncertainty, assumptions and approximation inherent in any projections, (ii) the assumptions supporting the parties’ management projections are both reasonable and achievable as of the date hereof and have been reviewed and approved by management of such parties, and (iii) the management of BFC and BBX Capital do not know of any facts that have occurred since the date their respective management projections were prepared that would lead them to believe that the management projections, taken as a whole, are unreasonable, misleading or inaccurate in any material respect;

Assumed that information, data, opinions and other materials relating to BFC, BBX Capital, and the proposed Merger (the “Information”) provided to Hovde and representations made by the management of BFC and BBX Capital, either orally or in writing, are substantially accurate, did not and do not contain any untrue statement of material fact in respect of BFC, BBX Capital, their affiliates or the proposed Merger, and did not and do no omit to state a material fact in respect of BFC, BBX Capital, their affiliates, and the proposed Merger necessary to make the Information not misleading in light of the circumstances under which the Information was provided. Items are considered material, regardless of size, if they involve an omission or misstatement of financial, accounting or other information that would reasonably be expected to change or influence the conclusions of a reasonable person relying thereon;

ASSUMPTIONS, QUALIFICATIONS, AND LIMITING CONDITIONS (CONT’D)

Assumed that (i) the representations and warranties made by all parties in the Agreement are true and correct and that each party to the Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party, and (ii) the final versions of all documents reviewed by Hovde in draft form, including the Agreement, conform in all material respects to the drafts reviewed;

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of BFC, BBX Capital, or their affiliates, since the date of the most recent financial statements and other information made available to Hovde;

Assumed that all of the conditions required to implement the proposed Merger will be satisfied and that the proposed Merger will be completed in a timely manner in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws;

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on BFC, BBX Capital, or the contemplated benefits expected to be derived in the proposed Merger; and

Assumed any adjustments to the Merger Consideration pursuant to the Agreement will not be material to our analysis or the Opinion.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Hovde’s analysis and in connection with the preparation of the Opinion, Hovde has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed Merger and as to which Hovde does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

ASSUMPTIONS, QUALIFICATIONS, AND LIMITING CONDITIONS

Qualifications – if issued, our Opinion will be qualified by the following:

Hovde has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon the information made available to Hovde as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Hovde disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Hovde after the date thereof, or (ii) update, revise or reaffirm the Opinion after the date thereof. Hovde did not evaluate the BBX Capital’s or BFC’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of BBX Capital or BFC or their affiliates.

Hovde has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the proposed Merger, the assets, businesses or operations of BBX Capital, or any alternatives to the proposed Merger, (ii) negotiate the terms of the proposed Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the proposed Merger.

Hovde did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which BBX Capital or BFC or their affiliates is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which BBX Capital or BFC or their affiliates is or may be a party or is or may be subject. Hovde is not expressing any opinion as to the market price or value of the shares of BBX Capital or BFC (or anything else) after the announcement or the consummation of the proposed Merger (or any other time). The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, or legal, tax, or accounting advice. Hovde has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Hovde is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of BBX Capital’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

ASSUMPTIONS, QUALIFICATIONS, AND LIMITING CONDITIONS

Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state:

The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the proposed Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Hovde’s prior written consent.

The Opinion (i) does not address the merits of the underlying business decision to enter into the proposed Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the proposed Merger; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, BBX Capital (or BFC) or any other person including security holders of BBX Capital or BFC as to how such person should vote or act with respect to any matters relating to the proposed Merger, or whether to proceed with the proposed Merger or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possible attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the proposed Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based.

The Opinion should not be construed as creating a fiduciary duty on the part of Hovde to any party.

The Opinion is solely that of Hovde, and Hovde’s liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Hovde, BBX Capital, and the Special Committee dated June 12, 2016 (the “Engagement Letter”). The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.